Exhibit 10.1

RETENTION AGREEMENT

JP Outfitters, LLC; (the “Company”) and KCP Advisory Group LLC (“KCPAG’’) hereby enter into this agreement (“Agreement’) as of June 11, 2019 (“Effective Date”) by which the Company engages KCPAG, as of the Effective Date, to act as its exclusive financial advisor to perform the services provide for in this Agreement. KCPAG accepts such engagement, the terms of which shall be governed by this Agreement subject only to its receipt of the Retainer (defined below).

A. SCOPE OF HOURLY SERVICES

1.	KCPAG shall:

(a)	Review and evaluate the Company’s financial condition, operations, financial projections, and related matters with the objective of assisting the Company in improving operating performance and enhancing enterprise values;

(b)	Advise and assist the Company in developing one or more business plans, as well as in developing appropriate assumptions underlying such business plans; and

(c)	Advise and assist the Company in forecasting, planning, controlling, and otherwise managing cash.

(d)	Assist in the review, analysis and negotiations with lenders, vendors and other creditors;

(e)	As required by the Company’s lender, communicate and fully cooperate with the lender and share all information with lender regarding Company, and the business and operations of Company, including without limitation all budgets, records, projections, financial information, reports and other information.

(f)	Provide Jacen Dinoff to serve as KCPAG’s representative to act as the Company’s Chief Restructuring Officer pursuant to paragraph 6.19 of that certain Financing Agreement between the Company and Rosenthal &Rosenthal, a copy of which is attached hereto as Exhibit_. KCPAG shall manage all aspects of the business, operations and properties of the Company and shall, among other things, (i) have full authority to hire and fire employees, and prepare and ensure compliance with forecasts; (ii) report directly to the Managing Members (or equivalent), as applicable, of the Company, (iii) be charged with selling the assets or equity of the Company, or structuring another transaction, that results in the loan obligations to the Company’s lender being paid in full, and (iv) be charged with preparing and delivering the financial statements of the Company. KCPAH shall accept such engagement, the terms of which shall be governed by a new agreement to be drafted.

(a)	Perform other work as requested by the Company.

B. COMPENSATION FOR HOURLY SERVICES

2.	The Company shall pay for services rendered by KCPAG on an hourly basis, at the following discounted rates:

(a)	Jacen Dinoff- $385

(b)	Additional KCPAG personnel as needed- $225 - $375

3.	The Company shall reimburse KCPAG for reasonable travel and out of pocket expenses. KCPAG may require the Company to advance any such expenses. Fees and expenses incurred in connection with this engagement will be billed weekly and the Company shall pay such fees within five business days of the receipt of such bills. KCPAG shall provide general descriptions of daily activities in a manner consistent with its general practice.

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4.	KCPAG acknowledges the receipt of a retainer of $10,000.00 (together with any additional retainer the Company may pay to KCPAG, the “Retainer”), to protect KCPAG from the risk of non-payment of fees/expenses, and/or the Success Fee and to prevent KCAPG from ever being a creditor of the Company. The Company agrees to pay bills and reimburse for expenses advanced by KCPAG as provided above, enabling the entire Retainer to remain on deposit. KCPAG may, however, debit against the Retainer if it so elects. Upon termination of this engagement, KCPAG shall return the Retainer, after deducting any all amounts due to KCPAG.

C. OTHER COMPANY RESPONSIBILITIES

5.	The Company agrees that KCPAG will, at all times, be relying solely on information received from the Company without independently verifying such information. KCPAG assumes no responsibility for the accuracy or completeness of such information and may advise third parties who receive information (whether through KCPAG or directly from the Company), accordingly.

6.	The Company shall make available to KCPAG all information concerning the Company including but not limited to the business, assets, operations, financial condition, and prospects of the Company that KCPAG reasonably requests in connection with this Agreement. The Company represents and warrants to KCPAG that, to the best of the Company’s knowledge, all such information provided by or on behalf of the Company shall be complete, accurate, and not misleading in light of the circumstances such information was disclosed. The Company agrees that KCPAG shall be entitled to rely entirely without upon the accuracy and completeness of all such information without independent verification.

7.	The Company shall advise KCPAG regarding any material developments or matters relating to the Company which occur prior to the termination of this Agreement.

D. OTHER PROVISIONS

8.	Indemnification. The Company shall indemnify KCPAG, its shareholders, directors, officers, employees, and agents from and against any and all claims, liabilities, losses, costs, damages or expenses (including reasonable attorneys’ fees) asserted against, or incurred by KCPAG or any such shareholder, director, officer, employee, or agent by reason of, or arising out of this Agreement or performance under this Agreement, except to the extent such claims, liabilities, losses, costs, damages or expenses result from the willful misconduct or gross negligence of KCPAG or any such shareholder, director, officer, employee, or agent; provided, however, that in no event shall KCPAG be required to contribute an aggregate amount in excess of the aggregate fees actually paid to, and retained by, KCPAG pursuant to this Agreement.

9.	Non-solicitation. Neither KCPAG nor the Company shall employ personnel of the other party during the period of this Agreement or during the one year period after termination of this Agreement.

10.	Nature of Relationship. The Company and KCPAG acknowledge and agree that KCPAG is an independent contractor and is not and shall not be considered an agent, distributor, tax, accounting, or legal advisor, representative, or fiduciary of the Company, the creditors of the Company, or the shareholders of the Company, and the Company agrees to that it shall not make, and hereby waives, any claim based on an assertion of such an agency or fiduciary relationship.

11.	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, KCPAG, and any other person entitled to indemnification, as set forth below.

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12.	Termination. This Agreement may be terminated by either KCPAG or the Company upon 10 days’ prior notice to the other party; provided, however, KCPAG may terminate or suspend its performance under this Agreement immediately upon giving notice to the Company that it is so doing based on the failure of the Company to timely pay a bill or reimburse presented expenses. This Agreement will continue to govern the relationship between the parties upon and after termination except that KCPAG’s performance of services shall cease upon termination, The termination of this Agreement shall not affect shall affect (a) the Company’s indemnification, reimbursement, contribution and other obligations as set forth in this Agreement, and (b) KCPAG’s right to receive, and the Company’s obligation to pay, any and all fees and expenses due all as more fully set forth in this Agreement.

13.	Confidentiality. Any advice rendered by KCPAG, written or oral, will be solely for the information and use of the Company and treated as confidential and may not be disclosed in any manner to any other person without KCPAG’s prior written approval. The Company acknowledges and agrees that any advice. information, or work product provided to the Company by KCPAG is for the Company’s sole benefit and KCPAG does not authorize any other party to rely upon such advice, recommendations, information, or work product and any such reliance shall be at such party’s sole risk.

14.	Dispute Resolution. This agreement shall be governed by the laws of the state of Massachusetts, without regard to such state’s rules concerning conflicts of laws. The Company and KCPAG irrevocably submit to the non-exclusive jurisdiction of any state or federal court sitting in Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement. The Company and KCPAG irrevocably waive, to the fullest extent permitted by law, any objection either may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company and KCPAG (each on its own behalf and, to the extent permitted by applicable law, on behalf of its equity holders) irrevocably waives any right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement by KCPAG pursuant to, or the performance by KCPAG of the services contemplated by, this Agreement.

15.	Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page electronically or by facsimile is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

16.	Modification: Entire Agreement; Notices. This Agreement may not be amended, and no portion hereof may be waived, except in a writing duly executed by the parties. This Agreement incorporates the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral. All notices, subsequent agreements, or modifications to this Agreement shall be in writing and shall be delivered by email or certified mail.

JP Outfitters, LLC		KCP Advisory Group LLC

By:	/s/ Arnold Cohen	By:	/s/ Jacen A. Dinoff
Name:	Arnold Cohen	Name:	Jacen A. Dinoff
Title:	Manager	Title:	Principal

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